Filed Pursuant to Rule 424(b)(4)
Registration No. 333-202400

PROSPECTUS SUPPLEMENT

(to the Base Prospectus dated March 6, 2015)

4,500,000 Shares

Continental Building Products, Inc.

Common Stock

All of the shares of common stock in the offering are being sold by the selling stockholder identified in this prospectus supplement. We will not receive any proceeds from the sale of the shares by the selling stockholder.

We have agreed to repurchase 900,000 shares of common stock from the selling stockholder in a private transaction, at a price per share equal to the per share price paid by the underwriter to the selling stockholder in this offering. The closing of the share repurchase will be contingent on the closing of this offering. The closing of this offering is not contingent on the closing of the share repurchase. See “Concurrent Company Repurchase of Common Stock.”

The selling stockholder has granted to the underwriter an option to purchase up to 606,803 additional shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “CBPX.” We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are therefore subject to reduced public company reporting requirements. On March 11, 2016, the last reported sales price of a share of our common stock on the New York Stock Exchange was $17.16.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter will purchase the shares from the selling stockholder at the price of $16.10 per share, resulting in aggregate proceeds of $72,450,000 to the selling stockholder. The shares may be offered by the underwriter from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The underwriter expects to deliver the shares to purchasers on or about March 18, 2016 through the book-entry facilities of The Depository Trust Company.

Credit Suisse

The date of this prospectus supplement is March 14, 2016.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus supplement and the accompanying base prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or of any sale of our common stock.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying base prospectus,” we are referring to the base prospectus only.

This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the selling stockholder, the shares of common stock being offered hereby and other information you should know before investing in our common stock. You should read the prospectus, including the additional information described under the heading “Where You Can Find More Information” in the accompanying base prospectus, before investing in our common stock.

If any information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement that are otherwise not defined in this prospectus supplement will have the meanings given to them in the accompanying base prospectus.

On August 30, 2013, substantially all of the assets and liabilities related to our business were acquired from Lafarge North America Inc., or Lafarge, which we refer to as the Acquisition. Prior to the Acquisition, we operated as the gypsum division of Lafarge. See “Company Overview—Our History.” As used in this prospectus, unless the context otherwise indicates, references to “our,” “we,” “us,” the “Company” and “our business” (i) for periods prior to the completion of the Acquisition, refer to the gypsum division of Lafarge and (ii) for periods after completion of the Acquisition refer to Continental Building Products, Inc., in each case together with its consolidated subsidiaries. We are a holding company and have a relatively short operating history as a stand-alone company. As used in this prospectus, unless the context otherwise indicates, references to “Lone Star” refer to Lone Star Fund VIII (U.S.), L.P. along with its affiliates and associates (excluding us and other companies that it or they own as a result of their investment activities).

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of the applicable document, or that any information we have incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or any sale of shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

COMPANY OVERVIEW

Our Company

We are a leading, high margin manufacturer of gypsum wallboard and complementary finishing products. Our manufacturing facilities and sales efforts are concentrated in the eastern United States and eastern Canada. Gypsum wallboard is a primary building material used in new residential and commercial construction and repair and remodel, or R&R. We estimate that in 2015 our market share in the United States east of the Mississippi River, a market which accounted for more than 55% of total U.S. wallboard demand, was approximately 16%, and our share is significantly higher in many of the major metropolitan areas within a shipping radius of 300 miles of our facilities, which include New York, Miami, Tampa, Orlando, Cincinnati, Cleveland, Columbus, Indianapolis, Nashville, Jacksonville and Hartford.

We operate highly efficient and automated manufacturing facilities in Silver Grove (Kentucky), Palatka (Florida) and Buchanan (New York) that produce a full range of gypsum wallboard products for our diversified customer base. We are committed to operational excellence and have invested heavily in our facilities, which we believe are among the newest, largest and most efficient wallboard plants in North America. Our facilities have significant available capacity that will allow us to scale production in a cost-effective manner as wallboard demand increases. We use only synthetic gypsum in our wallboard products, which we believe enhances our manufacturing quality and consistency, reduces production costs and provides important environmental benefits relative to natural gypsum. We are the only producer of gypsum wallboard in the United States to use 100% synthetic gypsum. Synthetic gypsum is principally produced through a process known as flue gas desulfurization, or FGD. The FGD process typically takes place in scrubbing towers in coal-fired power plants. Our strategically positioned plants provide us with two key benefits: cost-effective access to our supplies of synthetic gypsum, which reduces our inbound transportation costs, and close proximity to many major metropolitan areas, which decreases our product delivery costs.

We offer our customers a full range of gypsum wallboard products, including LiftLite ®, our lightweight product designed to be easier to lift and install, our Mold Defense ® line of products designed for enhanced protection against mold and mildew, and our Weather Defense ® line of moisture and mold-resistant exterior sheathing. To complement our wallboard business and to better serve our customers, we also operate a finishing products business that manufactures a comprehensive line of joint compounds at our plant in Silver Grove (Kentucky) and our joint compound plant in Chambly (Quebec). We provide superior customer service based on customer needs, consistently delivering high quality finished product and providing orders accurately with fast delivery times. Certain customers and markets have also favored the use of synthetic gypsum products, which we manufacture, versus natural gypsum products for the additional benefit of receiving Leadership in Energy and Environmental Design, or LEED, ratings to support environmentally responsible initiatives.

Our History

Lafarge founded its U.S. wallboard business in 1996 when it acquired two manufacturing facilities, including our Buchanan plant, from Georgia-Pacific. During the period from 2000 to 2010, Lafarge expanded its geographic footprint through acquisitions and the greenfield development of our Palatka and Silver Grove plants. During this period, Lafarge pursued a strategy of servicing customers from newer and more efficient plants by shuttering less efficient plants, investing in new facilities and modernizing existing facilities. These efforts culminated with the upgrade of the Buchanan plant in 2006 and the opening of the second production line at the Silver Grove plant in 2007, which we believe made the facility the largest in North America. These investments transformed Lafarge’s gypsum division from a regional player in the northeast to a leading competitor across the eastern United States. On August 30, 2013, Lone Star acquired substantially all of the assets comprising Lafarge’s North American gypsum business for a purchase price of approximately $703 million and the assumption of certain liabilities pursuant to the terms of the asset purchase agreement signed in connection with the Acquisition.

Corporate Information

Our corporate headquarters is located at 12950 Worldgate Drive, Suite 700, Herndon, VA 20170, and our telephone number is (703) 480-3800. Our website address is www.continental-bp.com. Except for the documents incorporated by reference in this prospectus as described under the heading “Incorporation of Certain Information by Reference” in the accompanying base prospectus, the information and other content contained on our website are not incorporated by reference and do not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

Recent Developments

On November 4, 2015, we announced that our board of directors approved a new stock repurchase program authorizing us to repurchase up to $50.0 million of our common stock, at such times and prices as determined by management as market conditions warrant, through December 31, 2016. Since January 1, 2016, we have repurchased 129,730 shares of our common stock at an aggregate price of approximately $2,160,000 under this program.

On March 11, 2016, our board of directors approved the grant of an aggregate of 124,537 restricted stock units and 62,795 performance-based restricted stock units to our executive officers, certain other employees and the independent members of our board of directors pursuant to our 2014 Stock Incentive Plan.

THE OFFERING

Common stock offered by the selling stockholder	4,500,000

Common stock outstanding immediately before this offering and the share repurchase	41,635,126

Common stock to be outstanding immediately after this offering and the share repurchase	40,735,126

Use of proceeds	The selling stockholder will receive all net proceeds from the sale of the shares of common stock to be sold in this offering, and we will not receive any of the proceeds. See “Use of Proceeds,” “Selling Stockholder” and “Underwriting.”

Concurrent share repurchase	In connection with this offering, we have agreed to repurchase 900,000 shares of common stock from the selling stockholder in a private transaction, at a price per share equal to the per share price paid by the underwriter to the selling stockholder in this offering. The closing of the share repurchase will be contingent on the closing of this offering. The closing of this offering is not contingent on the closing of the share repurchase. See “Concurrent Company Repurchase of Common Stock.”

NYSE symbol	“CBPX”

Risk factors	Investment in our common stock involves substantial risks. You should read this prospectus and any document incorporated by reference carefully, including the section entitled “Risk Factors” and the consolidated financial statements and the related notes to those statements included elsewhere in this prospectus and incorporated by reference herein before investing in our common stock.

Unless otherwise indicated, information in this prospectus supplement:

•	is based upon 41,635,126 shares of common stock outstanding as of March 11, 2016;

•	assumes no exercise of the underwriter’s option to purchase up to an additional 606,803 shares of our common stock from the selling stockholder;

•	assumes we will repurchase 900,000 shares of common stock from the selling stockholder concurrent with this offering and that such shares will be held in treasury;

•	assumes no exercise of options to purchase 77,032 shares of our common stock outstanding as of March 11, 2016, with a weighted average exercise price of $14.00; and

•	assumes no issuances of additional options to purchase shares of our common stock or other equity-based awards under our stock incentive plan.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described in this prospectus and our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any related free writing prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find More Information” in the accompanying base prospectus.

Risks Related to This Offering and Ownership of Our Common Stock

The market price of our common stock has been highly volatile and subject to wide fluctuations, which could cause the value of your investment to decline. The price of our common stock could decline substantially following this offering and, as a result, you may not be able to sell shares at or above the price you paid for them.

Some of the factors that could negatively affect or result in fluctuations in the market price of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in market valuations of similar companies;

•	changes in the residential, commercial or R&R construction market;

•	additions or departures of key personnel;

•	actions by stockholders, including additional sales by Lone Star of its shares of our common stock, including in this offering;

•	speculation in the press or investment community;

•	general market, economic and political conditions, including an economic slowdown or dislocation in the global credit markets;

•	changes in interest rates;

•	our operating performance and the performance of other similar companies;

•	changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	changes in accounting principles;

•	changes in tax laws; and

•	passage of legislation or other regulatory developments that adversely affect us or the homebuilding industry.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the public offering price. Furthermore, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price and materially affect the value of your investment.

The offering price per share of our common stock offered by this prospectus supplement may not accurately reflect the value of your investment.

The offering price per share of our common stock offered by this prospectus was negotiated between Lone Star and the underwriter. Factors considered in determining the price of our common stock include:

•	the history and prospects of companies whose principal business is the manufacturing and sale of wallboard;

•	market valuations of those companies;

•	our capital structure;

•	general conditions of the securities markets at the time of this offering; and

•	other factors that Lone Star and the underwriter deemed relevant.

The offering price may not accurately reflect the value of our common stock and may not be realized upon any subsequent disposition of the shares.

Lone Star owns a meaningful portion of our common stock, it may have conflicts of interest with other stockholders in the future and its ownership may limit your ability to influence corporate matters.

If the underwriter’s option to purchase additional shares of common stock is not exercised in full or the share repurchase is not effected, then Lone Star will still beneficially own shares of our outstanding common stock. See “Selling Stockholder” in this prospectus supplement for more information on the selling stockholder’s beneficial ownership. As a result of the currently existing concentration of stock ownership and any continuing ownership following this offering, Lone Star acting on its own currently has, and following completion of this offering and the share repurchase may continue to have, sufficient voting power to meaningfully influence all matters submitted to our stockholders for approval, including director elections and proposed amendments to our bylaws. Until March 11, 2016, five of the nine members of our board of directors were employees or affiliates of Lone Star. Currently, following the assumption of office by two new independent directors on March 14, 2016, three of the nine members of our board of directors are employees or affiliates of Lone Star.

The interests of Lone Star may not always coincide with our interests as a company or the interests of other stockholders. Accordingly, Lone Star could meaningfully influence whether we enter into transactions or agreements of which you would not approve or make decisions with which you would disagree. This concentration of ownership may also adversely affect our share price. After the lock-up period related to this offering expires, Lone Star will be able to transfer any remaining shares it owns to a third-party, which would not require the approval of our board of directors or other stockholders.

Additionally, Lone Star is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Lone Star may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In recognition that principals, members, directors, managers, partners, stockholders, officers, employees and other representatives of Lone Star and its affiliates and investment funds may serve as our directors or officers, our certificate of incorporation provides, among other things, that none of Lone Star or any principal, member, director, manager, partner, stockholder, officer, employee or other representative of Lone Star has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any of these persons or entities acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and these persons and entities will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if, among other things, attractive corporate opportunities are allocated by the sponsors to themselves or their other affiliates. The terms of our certificate of incorporation are more fully described in “Description of Capital Stock—Corporate Opportunities and Transactions with Lone Star” in the accompanying base prospectus.

Our future operating results may fluctuate significantly and our current operating results may not be a good indication of our future performance. Fluctuations in our quarterly financial results could affect our stock price in the future.

Our revenues and operating results have historically varied from period to period and we expect that they will continue to do so as a result of a number of factors, many of which are outside of our control, including the cyclicality and seasonality of our industry. If our quarterly financial results fail to meet the expectations of securities analysts and investors, our stock price could be negatively affected. Any volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions that involve issuances of our stock. Our operating results for prior periods may not be effective predictors of future performance.

We have no present intention to pay dividends on our common stock.

We have no present intention to pay cash dividends on our common stock. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, projections, liquidity, earnings, legal requirements, restrictions in our debt agreements and other factors that our board of directors deems relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

If securities or industry analysts do not continue to publish research or reports about our business, publish inaccurate or unfavorable research about our business or change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock is influenced in part by the research and other reports that industry or securities analysts may publish about us or our business. We currently have, but may not be able to continue, research coverage by industry or financial analysts. If analysts do not continue coverage of us, the trading price of our stock would likely be negatively impacted. Even if analyst coverage continues, if one or more of the analysts who cover us downgrade our stock, or if analysts issue other unfavorable commentary or inaccurate research, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Future sales of our common stock in the public market could cause our stock price to fall.

If the underwriter’s option to purchase additional shares of common stock is not exercised in full or the share repurchase is not effected, then Lone Star will continue to beneficially own shares of common stock. See “Selling Stockholder” in this prospectus supplement for more information on the selling stockholder’s beneficial ownership. These shares of common stock have been registered pursuant to the registration statement of which this prospectus supplement forms a part, thereby enabling Lone Star to sell those shares in the public market, subject to certain restrictions under the lock-up agreements entered into in connection with this offering. Such shares may also be resold into the public markets in accordance with the requirements of Rule 144, including the volume limitations, manner of sale requirements and notice requirements thereof. Lone Star may be considered an affiliate of us after this offering.

The market price for shares of our common stock may drop significantly when the restrictions on resale by the selling stockholder lapse or if those restrictions on resale are waived. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities. In addition, we filed a registration statement on Form S-8 under the Securities Act registering shares under our stock incentive plan. Subject to the terms of the awards granting the shares included in the S-8 registration statement and except for shares held by affiliates who will have certain restrictions on their ability to sell, the shares are available for sale in the public market immediately after the vesting of the applicable award.

In the future, we expect to issue stock-based compensation, which has the potential to dilute stockholder value and cause the price of our common stock to decline.

We currently have options outstanding to purchase 77,032 shares of common stock under our stock incentive plan, 38,434 of which are currently exercisable, 24,647 shares of restricted stock, 172,921 restricted stock units and 109,125 performance-based restricted stock units. We expect to offer restricted stock and other forms of stock-based compensation to our directors, officers and employees in the future. If any options we issue are exercised, or any shares of restricted stock or restricted stock units, whether or not performance-based, that we issue vests, and those shares are sold into the public market, the market price of our common stock may decline. In addition, the availability of shares of common stock for award under our equity incentive plan, or the grant of stock options, restricted stock, restricted stock units or other forms of stock-based compensation, may adversely affect the market price of our common stock.

Our ability to raise capital in the future may be limited.

        Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

We are a holding company and depend on the cash flow of our subsidiaries.

We are a holding company with no material assets other than the equity interests of our subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets and intellectual property. Consequently, our cash flow and our ability to meet our obligations and pay any future dividends to our stockholders depends upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries directly or indirectly to us in the form of dividends, distributions and other payments. Any inability on the part of our subsidiaries to make payments to us could have a material adverse effect on our business, financial condition and results of operations.

Provisions of our charter documents, Delaware law and other documents could discourage, delay or prevent a merger or acquisition at a premium price.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. For example, our certificate of incorporation and bylaws include provisions that:

•	permit us to issue, without stockholder approval, preferred stock in one or more series and, with respect to each series, fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series;

•	prevent stockholders from calling special meetings;

•	restrict the ability of stockholders to act by written consent;

•	limit the ability of stockholders to amend our certificate of incorporation and bylaws;

•	require advance notice for nominations for election to the board of directors and for stockholder proposals;

•	do not permit cumulative voting in the election of our directors, which means that the holders of a majority of our common stock may elect all of the directors standing for election; and

•	establish a classified board of directors with staggered three-year terms.

These provisions may discourage, delay or prevent a merger or acquisition of our company, including a transaction in which the acquiror may offer a premium price for our common stock.

We are also subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which, subject to certain exceptions, prohibits us from engaging in any business combination with any interested stockholder, as defined in that section, for a period of three years following the date on which that stockholder became an interested stockholder. In addition, our equity incentive plan permits vesting of stock options and restricted stock, and payments to be made to the employees thereunder in certain circumstances, in connection with a change of control of our company, which could discourage, delay or prevent a merger or acquisition at a premium price. In addition, our credit facility, and other debt instruments we may enter into in the future, may include provisions entitling the lenders to demand immediate repayment of all borrowings upon the occurrence of certain change of control events relating to our company, which also could discourage, delay or prevent a business combination transaction. See “Description of Capital Stock—Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have an Anti-Takeover Effect” in the accompanying base prospectus.

Our certificate of incorporation includes a forum selection clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware); in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. This forum selection provision in our certificate of incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. It is also possible that, notwithstanding the forum selection clause included in our certificate of incorporation, a court could rule that such a provision is inapplicable or unenforceable. See “Description of Capital Stock—Forum Selection Clause” in the accompanying base prospectus.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. As an “emerging growth company,” as defined in the Jumpstart Our Business

Startups Act of 2012, or the JOBS Act, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in our internal controls over financial reporting or are unable to comply with the requirements of Section 404 or assert that our internal controls over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies but not to emerging growth companies, including, but not limited to, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected, and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, which may make it more difficult for investors and securities analysts to evaluate us.

We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We could be an emerging growth company until December 31, 2019, although a variety of circumstances could cause us to lose that status earlier.

The requirements of being a public company may strain our resources and divert management’s attention, and our limited public company operating experience may impact our business and stock price.

As a U.S. public company, we are generally subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act (other than the auditor attestation requirement of Section 404 while we continue to qualify as an “emerging growth company”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, makes some activities more difficult, time-consuming or costly and increases demands on our systems and resources, and may continue to do so, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

Being a public company and these new rules and regulations make it more expensive for us to obtain director and officer liability insurance. Potential liability associated with serving on a public company’s board could make it difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

Our limited public company operating experience may make it difficult to forecast and evaluate our future prospects. If we are unable to execute our business strategy, either as a result of our inability to effectively manage our business in a public company environment or for any other reason, our business, prospects, financial condition and results of operations may be harmed, which could cause our stock price to decline.

We will continue to incur increased costs as a result of being a publicly-traded company.

As a company with publicly-traded securities, we will continue to incur significant legal, accounting and other expenses not previously incurred prior to becoming publicly traded. In addition, the Sarbanes-Oxley Act, as well as rules promulgated by the SEC and the NYSE, require us to maintain corporate governance practices applicable to U.S. public companies. These rules and regulations have increased our legal and financial compliance costs and may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will continue to commit significant resources, hire additional staff and provide additional management oversight. We have implemented various procedures and processes for the purpose of addressing the standards and requirements applicable to public companies.

CONCURRENT COMPANY REPURCHASE OF COMMON STOCK

In connection with this offering, we have entered into a stock purchase agreement with the selling stockholder pursuant to which we have agreed to repurchase 900,000 shares of common stock from the selling stockholder, at a price per share equal to the per share price paid by the underwriter to the selling stockholder in this offering. The agreement between the selling stockholder and us for the share repurchase represents a private, non-underwritten transaction that was approved by the Audit Committee of our board of directors. We expect to fund the repurchase from cash on hand.

The closing of the share repurchase will be contingent on the closing of this offering. The closing of this offering is not contingent on the closing of the share repurchase, and there can be no assurance that the share repurchase will be completed.

This description and other information in this prospectus supplement regarding the share repurchase are included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the share repurchase.

USE OF PROCEEDS

The selling stockholder will receive all net proceeds from the sale of the shares of common stock offered by this prospectus supplement. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NYSE under the symbol “CBPX.” The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock as quoted by the NYSE.

2016	High	Low
First Quarter (January 1, 2016 to March 11, 2016)	$17.66	$13.25

2015
First Quarter	$22.87	$15.91
Second Quarter	$24.21	$20.75
Third Quarter	$22.70	$18.49
Fourth Quarter	$22.18	$15.38

2014
First Quarter (February 5, 2014 to March 31, 2014)	$20.51	$14.00
Second Quarter	$19.86	$14.00
Third Quarter	$17.90	$12.58
Fourth Quarter	$18.32	$13.27

The closing sale price of a share of our common stock, as reported by the NYSE, on March 11, 2016 was $17.16. As of March 11, 2016, there were four holders of record of our common stock, not including beneficial owners of shares registered in nominee or street name.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2015 on an actual basis and as of December 31, 2015 on an as adjusted basis to give effect to our assumed repurchase of 900,000 shares of common stock from the selling stockholder utilizing cash on hand. You should read this table together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q, that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

	As of December 31, 2015
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents(1)	$14,729	$239

Debt:
First Lien Credit Agreement	$296,988	$296,988
Original issue discount	(2,372)	(2,372)

Total debt	$294,616	$294,616

Stockholders’ Equity:
Undesignated preferred stock, par value $0.001 per share: 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $0.001 par value per share, 41,750,031 shares issued and outstanding; 40,850,031 shares issued and outstanding as adjusted	42	41
Additional Paid-In Capital	319,817	319,817
Accumulated Other Comprehensive (Loss)	(5,341)	(5,341)
Accumulated earnings	34,725	34,725

Total	349,245	349,244
Less Treasury Stock at Cost	$(48,479)	$(62,969)

Total Stockholders’ Equity	$300,766	$286,275

Total Capitalization	$595,382	$580,891

(1)	As of February 29, 2016, actual and as adjusted (giving effect to the repurchase of 900,000 shares of common stock as of such date) cash and cash equivalents was $26,817 and $12,327, respectively.

SELLING STOCKHOLDER

As used in this prospectus supplement, the term “selling stockholder” includes the selling stockholder listed below, and any donee, pledgee, transferee or other successor in interest selling shares received after the date of this prospectus supplement from the selling stockholder as a gift, pledge, or other non-sale related transfer. The selling stockholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares since the date on which the information in the table is presented. Information about the selling stockholder may change over time.

The following table sets forth the name of the selling stockholder, the number of shares of our common stock and the percentage of our common stock beneficially owned by the selling stockholder prior to this offering and the share repurchase and the number of shares of our common stock and the percentage of our common stock to be beneficially owned by the selling stockholder after completion of this offering and the share repurchase, with and without exercise of the underwriter’s option to purchase additional shares, in each case based on 41,635,126 shares of common stock outstanding at March 11, 2016 and assuming that the 4,500,000 shares offered hereunder and the 900,000 shares to be repurchased by us are sold or repurchased, as applicable, as contemplated herein.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that the stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown.

	Shares Beneficially Owned Prior to this Offering and the Share Repurchase		Shares Beneficially Owned After this Offering and the Share Repurchase Assuming No Exercise of the Underwriter’s Option(1)		Shares Beneficially Owned After this Offering and the Share Repurchase Assuming Full Exercise of the Underwriter’s Option(1)
Name	Number	Percentage	Number	Percentage	Number	Percentage
LSF8 Gypsum Holdings, L.P.(2)(3)	6,006,803	14.4%	606,803	1.5%	0	0%

(1)	In the event that this offering is completed but the share repurchase is not, LSF8 Gypsum Holdings, L.P. will be the beneficial owner of (i) 1,506,803 shares of common stock or approximately 3.6% of our issued and outstanding shares of common stock assuming no exercise of the underwriter’s option and (ii) approximately 900,000 shares of common stock or approximately 2.2% of our issued and outstanding shares of common stock if the underwriter’s option is exercised in full.
(2)	LSF8 Gypsum Holdings, L.P., a Delaware limited partnership is controlled by LSF VIII International Finance, L.P., a Bermuda limited partnership, which is controlled by its general partner, Lone Star Partners VIII, L.P., a Bermuda limited partnership, which is controlled by its general partner Lone Star Management Co. VIII, Ltd., a Bermuda exempted limited company, which is controlled by its sole owner (shareholder) John P. Grayken. The address for all of these persons, other than LSF VIII International Finance, L.P., Lone Star Partners VIII, L.P., Lone Star Management Co. VIII, Ltd. and Mr. Grayken, is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204. The address for LSF VIII International Finance, L.P., Lone Star Partners VIII, L.P. and Lone Star Management Co. VIII, Ltd. is Washington Mall, Suite 304, Third Floor, 7 Reid Street, Hamilton HM 11, Bermuda. The address for Mr. Grayken is Pyrford Court, Pyrford Common Road, Woking, Surrey, GU22 8UB, England, United Kingdom.
(3)	Messrs. Bradley P. Boggess, Kyle S. Volluz, Grant Wilbeck and Kevin Barner, each of whom is currently a member of our board of directors, each owns interests in entities which own indirect non-controlling interests in LSF8 Gypsum Holdings, L.P.’s parent company and, therefore, each expressly disclaims any beneficial ownership of interests in LSF8 Gypsum Holdings, L.P. or our common stock owned by LSF8 Gypsum Holdings, L.P.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock purchased pursuant to this offering by a non-U.S. holder. As used in this prospectus, the term “non-U.S. holder” means a beneficial owner of 5% or less of our common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is none of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

An individual who is not a citizen of the United States may, subject to certain restrictions and limitations contained in any applicable income tax treaties, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and an aggregate of at least 183 days during a three year period that includes the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediate preceding calendar year and one sixth of the days present in the second preceding calendar year). U.S. residents are generally taxed for U.S. federal income tax purposes in the same manner as U.S. citizens.

This discussion assumes that you will hold our common stock purchased pursuant to this offering as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended, or the Code (i.e., generally, property held for investment). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular non-U.S. holder in light of the holder’s individual investment or tax circumstances, or to non-U.S. holders that are subject to special tax rules. In addition, this description of U.S. tax consequences does not address:

•	U.S. state and local or non-U.S. tax consequences;

•	U.S. federal gift tax consequences;

•	the U.S. net investment income tax that is imposed in addition to other U.S. income taxes (the Unearned Income Medicare Contribution);

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to some non-U.S. holders, including without limitation, banks, insurance companies, financial institutions, hybrid entities, broker-dealers, tax-exempt entities, controlled foreign corporations, passive foreign investment companies, persons that have a functional currency other than the U.S. dollar, owners deemed to sell our common stock under the constructive sale provisions of the Code or U.S. expatriates; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a straddle, hedge or conversion transaction or other integrated investment.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of our common stock that is a partnership and partners in such a partnership should consult their tax advisors regarding the U.S. federal income tax consequences of acquiring, owning, and disposing of our common stock.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service, or IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

We urge you to consult your tax advisor regarding the U.S. federal tax consequences of acquiring, owning and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction or under any applicable tax treaty.

Dividends

We have no present intention to pay dividends on our common stock. However, if distributions of cash or property (other than certain distributions of stock) are made to non-U.S. holders on shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below. Any such distributions will also be subject to the discussion below under the section titled “Additional Withholding Requirements With Respect to Common Stock held by or Through Foreign Entities.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for and manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

If (i) the non-U.S. holder is engaged in a trade or business in the United States, either directly or through an entity treated as a partnership for U.S. tax purposes, and (ii) the dividends are effectively connected with the conduct of such trade or business, and, if provided by an applicable income tax treaty, are dividends attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, then the dividends are not subject to the U.S. withholding tax (provided the non-U.S. holder complies with certain certification and disclosure requirements), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates and in the manner applicable to U.S. persons. Any effectively connected dividends or dividends attributable to a permanent establishment received by a non-U.S. holder that is treated as a foreign corporation for U.S. tax purposes may be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

To claim the benefit of a tax treaty or an exemption from withholding because dividends are effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder generally must provide to the withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, (or successor form) for treaty benefits or IRS Form W-8ECI (or successor form) for effectively connected income, before the payment of dividends, and, if claiming the benefit of a tax treaty, generally must certify under penalties of perjury on the appropriate form that such non-U.S. holder is not a U.S. person and is eligible for treaty benefits. These forms may need to be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS, along with the required information. However,

•	in the case of common stock held by a foreign partnership, the certification requirement generally will be applied to the partners of the partnership and the partnership will be required to provide certain information;

•	in the case of common stock held by a foreign trust, the certification requirement generally will be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the U.S. Treasury regulations; and

•	look-through rules will generally apply to tiered partnerships, foreign simple trusts and foreign grantor trusts.

A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under U.S. tax law and the certification requirements applicable to it.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange or other taxable disposition of our common stock unless any one of the following applies:

1.	The non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition and certain other requirements are met;

2.	The gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, directly or through an entity treated as a partnership for U.S. tax purposes and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment or fixed base of such non-U.S. holder; or

3.	We are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation,” within the meaning of Section 897(c)(2) of the Code, unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the relevant period. Generally, a United States corporation is treated as a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.

We believe that we have not been and are not currently a United States real property holding corporation, and we do not expect to become a United States real property holding corporation. However, no assurances can be made in this regard. Furthermore, no assurances can be provided that our stock will be considered to be regularly traded on an established securities market for this purpose.

Non-U.S. holders described in clause (1) above are taxed on their gains (including gains from sales of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets incurred during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders described in clause (2) or (3) above will be subject to tax on the net gain derived from the sale at applicable graduated U.S. federal income tax rates and in the manner applicable to U.S. persons, unless an applicable income tax treaty provides otherwise. If a non-U.S. holder described in clause (2) is a corporation, it may be subject to the additional branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. In addition, if we are determined to be a United States real property holding corporation and our common stock is not regularly traded on an established securities market, then a purchaser may be required to withhold 15% of the proceeds payable to a non-U.S. holder from a sale or other taxable disposition of our common stock.

U.S. Federal Estate Taxes

Our common stock beneficially owned or treated as beneficially owned by an individual who at the time of death is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes), and certain lifetime transfers of an interest in common stock made by such an individual, will be included in his or her gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Additional Withholding Requirements With Respect to Common Stock Held by or Through Foreign Entities

Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder (commonly referred to as “FATCA”), a 30% U.S. federal withholding tax is imposed on dividends on stock of U.S. corporations, and on the gross proceeds from the disposition of such stock (if such disposition occurs on or after January 1, 2019), paid to a “foreign financial institution” (as specially defined for this purpose), unless such institution enters into an agreement with the U.S. Treasury to withhold on certain payments and to collect and provide to the U.S. Treasury substantial information regarding its U.S. account holders and certain account holders that are foreign entities with U.S. owners or such institution otherwise qualifies for an exemption from these rules (including pursuant to an “intergovernmental agreement” between the United States and the applicable foreign country). A 30% U.S. federal withholding tax also applies to dividends on stock of U.S. corporations and the gross proceeds from the disposition of such stock (if such disposition occurs on or after January 1, 2019) paid to a “non-financial foreign entity” (as specially defined for this purpose), unless such entity provides the withholding agent with a certification that it does not have any “substantial United States owners” (as specially defined for this purpose) or a certification identifying the direct and indirect substantial United States owners of the entity, or such non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such withholding taxes. The rules described in this paragraph may be modified by an “intergovernmental agreement” entered into between the United States and an applicable foreign country. Investors are urged to consult with their own tax advisors regarding the application of these rules to their investment in our common stock.

Information Reporting and Backup Withholding

Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected to the conduct of the non-U.S. holder’s trade or business within the United States or withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations and fails to otherwise establish an exemption generally will be reduced by backup withholding at the applicable rate (currently 28%).

A non-U.S. holder is generally required to certify its non-U.S. status under penalties of perjury or otherwise establish an exemption in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker.

U.S. information reporting and backup withholding generally will not apply to a payment of proceeds from a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but generally not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person; (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; (iii) a controlled foreign corporation as defined in the Code; (iv) a foreign partnership with certain U.S. connections; or (v) a U.S. branch of a foreign bank or foreign insurance company or a “territory financial institution” (as specially defined) in each case meeting certain requirements, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their own tax advisors regarding the application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

The foregoing discussion is only a summary of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of the acquisition, ownership and disposition of our common stock, including the effect of any U.S., state, local, non-U.S. or other tax laws and any applicable income or estate tax treaty.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Credit Suisse Securities (USA) LLC, as underwriter, has agreed to purchase, and the selling stockholder has agreed to sell to it, 4,500,000 shares.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering is subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the shares (other than those covered by the underwriter’s option to purchase additional shares described below) if it purchases any of the shares.

The underwriter will purchase the shares from the selling stockholder at the price of $16.10 per share, resulting in aggregate proceeds of $72,450,000 to the selling stockholder. The shares may be offered by the underwriter from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriter may effect such transactions by selling shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares may be deemed underwriting compensation.

The selling stockholder has granted to the underwriter an option, exerciseable 30 days from the date of this prospectus supplement, to purchase up to 606,803 additional shares at the public offering price less the underwriting discount. Any shares sold under the option will be sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers and current directors, certain of our employees and the selling stockholder have agreed that, for a period of 60 days from the date of this prospectus supplement, other than in connection with the concurrent share repurchase described under the heading “Concurrent Company Repurchase of Common Stock,” we and they will not, without the prior written consent of the underwriter, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. The underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on the NYSE under the symbol “CBPX.”

We have agreed to pay expenses incurred by the selling stockholder in connection with the offering, other than the underwriting discounts and commissions.

We have agreed to reimburse the underwriter for certain of its expenses in an amount up to $25,000.

In connection with the offering, the underwriter may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriter’s option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriter of a greater number of shares than it is required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriter’s option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriter’s option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriter’s option to purchase additional shares or in the open market in order to cover short positions.

•	To close a naked short position, the underwriter must purchase shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriter must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

Conflicts of Interest

The underwriter is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have in the past performed commercial banking, investment banking and advisory services for us or our affiliates from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve our securities and/or instruments of ours or our affiliates.

In addition, the underwriter or one or more of its affiliates are lenders under our first lien credit agreement. The underwriter or its affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include the underwriter or its affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In addition, the selling stockholder may be deemed an underwriter in connection with this offering.

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities and expenses, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Notice to Canadian Residents

Resale Restrictions

The distribution of common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we and/or the selling stockholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of our common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing our common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us, the selling stockholder and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriter is relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and about the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The seller of the shares has not authorized and does not authorize the making of any offer of shares through any financial intermediary on its behalf, other than offers made by the underwriter with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the seller or the underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)I of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)I or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)I(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for the underwriter by Baker Botts L.L.P.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 incorporated by reference herein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Continental Building Products, Inc.

22,489,250 Shares

Common Stock

The selling stockholder identified in this prospectus may offer and sell, from time to time, in one or more offerings, up to 22,489,250 shares of our common stock. You should carefully read this prospectus and any accompanying prospectus supplement before you decide to invest in any of these securities.

The distribution of the common stock by the selling stockholder may be effected from time to time by a variety of methods, including:

•	in underwritten public offerings;

•	in ordinary brokerage transactions on securities exchanges, including the New York Stock Exchange;

•	to or through brokers or dealers who may act as principal or agent; or

•	in one or more negotiated transactions at prevailing market prices or negotiated prices.

The brokers or dealers through or to whom the shares of common stock may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. See “Plan of Distribution” for a further description of how the selling stockholder may dispose of the shares covered by this prospectus.

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “CBPX.” We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are therefore subject to reduced public company reporting requirements. On February 27, 2015, the last reported sales price of a share of our common stock on the New York Stock Exchange was $20.86.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 6, 2015.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholder may sell certain shares of our common stock in one or more offerings. When the selling stockholder sells shares of common stock under this shelf registration process, we may provide a prospectus supplement that will contain more specific information about the terms of such offering. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement, as well as the information incorporated in this prospectus or the accompanying prospectus supplement by reference. See “Incorporation of Certain Information by Reference.” Any information in any accompanying prospectus supplement or any subsequent material incorporated herein by reference will supersede the information in this prospectus or any earlier prospectus supplement.

On August 30, 2013, substantially all of the assets and liabilities related to our business were acquired from Lafarge North America Inc., or Lafarge, which we refer to as the Acquisition. Prior to the Acquisition, we operated as the gypsum division of Lafarge. See “Company Overview—Our History.” As used in this prospectus and any accompanying prospectus supplement, unless the context otherwise indicates, references to “our,” “we,” “us,” the “Company” and “our business” (i) for periods prior to the completion of the Acquisition, refer to the gypsum division of Lafarge and (ii) for periods after completion of the Acquisition refer to Continental Building Products, Inc., in each case together with its consolidated subsidiaries. We are a holding company controlled by Lone Star Fund VIII (U.S.), L.P. and have a relatively short operating history as a stand-alone company. As used in this prospectus and any accompanying prospectus supplement, unless the context otherwise indicates, references to “Lone Star” refer to Lone Star Fund VIII (U.S.), L.P. along with its affiliates and associates (excluding us and other companies that it or they own as a result of their investment activities).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement or any document incorporated by reference may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and such statements are subject to the safe harbors created thereby. These forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity, capital resources and other financial and operating information. We have used the words “approximately,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” and similar terms and phrases to identify forward-looking statements in this prospectus. All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting, including:

•	cyclicality in our markets, especially the new residential construction market;

•	the highly competitive nature of our industry and the substitutability of competitors’ products;

•	disruptions in our supply of synthetic gypsum due to regulatory changes or coal-fired power plants ceasing or reducing operations or switching to natural gas;

•	changes to environmental and safety laws and regulations requiring modifications to our manufacturing systems;

•	potential losses of customers;

•	changes in affordability of energy and transportation costs;

•	material disruptions at our facilities or the facilities of our suppliers;

•	disruptions to our supply of paperboard liner, including termination of the RockTenn contract;

•	changes in, cost of compliance with or the failure or inability to comply with governmental laws and regulations, in particular environmental regulations;

•	our involvement in legal and regulatory proceedings;

•	our ability to attract and retain key management employees;

•	disruptions in our information technology systems;

•	labor disruptions;

•	the seasonal nature of our business;

•	the effectiveness of our internal controls over financial reporting;

•	increased costs and demands on management as a public company;

•	our lack of public company operating experience;

•	our relationship, and actual and potential conflicts of interest, with Lone Star; and

•	the other matters described in “Risk Factors” in this prospectus, any accompanying prospectus supplement and in our SEC filings incorporated by reference and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” in our SEC filings incorporated by reference.

The forward-looking statements contained in this prospectus, any accompanying prospectus supplement and any document incorporated by reference are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those described in “Risk Factors” in this prospectus, any accompanying prospectus supplement and any document incorporated by reference. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this prospectus any accompanying prospectus supplement and any document incorporated by reference speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

Industry and Market Data

Market data and industry forecasts appear throughout this prospectus, any accompanying prospectus supplement or any document incorporated by reference. Unless otherwise indicated, statements in this prospectus, any accompanying prospectus supplement or any document incorporated by reference concerning our industry and the markets in which we operate, including our general expectations, competitive position, business opportunity and market size, growth and share, are based on information obtained from periodic industry publications, government surveys, including from the U.S. Census Bureau, and other third-party sources, such as reports published by the Gypsum Association.

Management estimates are derived from the information and data referred to above, as well as our internal research, calculations and assumptions made by us based on our analysis of such information and data and our knowledge of our industry and markets, which we believe to be reasonable, although they have not been independently verified. While we believe that the market position information included in this prospectus is generally reliable, such information is inherently imprecise. Assumptions, expectations and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Forward-Looking Statements” in this prospectus, any accompanying prospectus supplement and in our SEC filings incorporated by reference. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities described in this prospectus. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information by mail from the SEC’s Public Reference Room at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC’s web site at http://www.sec.gov/.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below and any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the initial filing of the registration statement of which this prospectus forms a part until all of the securities offered in this prospectus are sold; provided, however, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Current Report on Form 8-K filed on January 8, 2015; and

•	the description of our common stock on Form 8-A filed on January 31, 2014.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a document incorporated by reference in this prospectus modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

Continental Building Products, Inc.

12950 Worldgate Drive, Suite 700

Herndon, VA 20170

(703) 480-3800

COMPANY OVERVIEW

Our Company

We are a leading, high margin manufacturer of gypsum wallboard and complementary finishing products. Our manufacturing facilities and sales efforts are concentrated in the eastern United States and eastern Canada. Gypsum wallboard is a primary building material used in new residential and commercial construction and in repair and remodel, or R&R. We estimate that in 2014 our market share in the United States east of the Mississippi River, a market which accounted for approximately 55% of total U.S. wallboard demand, was approximately 17%, and our share is significantly higher in many of the major metropolitan areas within a shipping radius of 300 miles of our facilities, which include New York, Miami, Tampa, Orlando, Cincinnati, Cleveland, Columbus, Indianapolis, Nashville, Jacksonville and Hartford.

We operate highly efficient and automated manufacturing facilities in Silver Grove (Kentucky), Palatka (Florida) and Buchanan (New York) that produce a full range of gypsum wallboard products for our diversified customer base. We are committed to operational excellence and have invested heavily in our facilities, which we believe are among the newest, largest and most efficient wallboard plants in North America. Our facilities have significant available capacity that will allow us to scale production in a cost-effective manner as wallboard demand increases. We use only synthetic gypsum in our products, which we believe enhances our manufacturing quality and consistency, reduces production costs and provides important environmental benefits relative to natural gypsum. We are the only producer of gypsum wallboard in the United States to use 100% synthetic gypsum. Our strategically positioned plants provide us with two key benefits: cost-effective access to our supplies of synthetic gypsum, which reduces our inbound transportation costs, and close proximity to many major metropolitan areas, which decreases our product delivery costs.

We offer our customers a full range of gypsum wallboard products, including LiftLite®, our lightweight product designed to be easier to lift and install, our Mold Defense® line of products designed for enhanced protection against mold and mildew, and our Weather Defense® line of moisture and mold-resistant exterior sheathing. To complement our wallboard business and to better serve our customers, we also operate a finishing products business that manufactures a comprehensive line of joint compounds at our plant in Silver Grove (Kentucky) and our joint compound plant in Chambly (Quebec). We provide superior customer service by developing new products based on customer needs, consistently delivering high quality finished product and providing orders accurately with fast delivery times.

Our History

Lafarge founded its U.S. wallboard business in 1996 when it acquired two manufacturing facilities, including our Buchanan plant, from Georgia-Pacific. During the period from 2000 to 2010, Lafarge expanded its geographic footprint through acquisitions and the greenfield development of our Palatka and Silver Grove plants. During this period, Lafarge pursued a strategy of servicing customers from newer and more efficient plants by shuttering less efficient plants, investing in new facilities and modernizing existing facilities. These efforts culminated with the upgrade of the Buchanan plant in 2006 and the opening of the second production line at the Silver Grove plant in 2007, which we believe made the facility the largest in North America. These investments transformed Lafarge’s gypsum division from a regional player in the northeast to a leading competitor across the eastern United States. On August 30, 2013, Lone Star acquired substantially all of the assets comprising Lafarge’s North American gypsum business for a purchase price of approximately $703 million and the assumption of certain liabilities pursuant to the terms of the asset purchase agreement signed in connection with the Acquisition.

Corporate Information

Our corporate headquarters is located at 12950 Worldgate Drive, Suite 700, Herndon, VA 20170, and our telephone number is (703) 480-3800. Our website address is www.continental-bp.com. Except for the documents incorporated by reference in this prospectus as described under the heading “Incorporation by Reference,” the information and other content contained on our website are not incorporated by reference and do not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement and any related free writing prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find More Information.”

USE OF PROCEEDS

The selling stockholder will receive all net proceeds from the sale of the shares of common stock offered by this prospectus and any accompanying prospectus supplement. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material provisions of our capital stock, as well as other material terms of our certificate of incorporation and bylaws. This summary does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 190,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Our certificate of incorporation authorizes the issuance of up to 190,000,000 shares of common stock. All outstanding shares of common stock, including the shares of stock to be sold in the offering contemplated by this prospectus and any prospectus supplement, are validly issued, fully paid and nonassessable.

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and our certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock will receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of or provision for any liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

Our certificate of incorporation provides that our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock. Our board of directors may issue preferred stock in one or more series and determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon our preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock. Issuances of preferred stock could adversely affect the voting power of holders of our common stock and reduce the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. Any issuance of preferred stock also could have the effect of decreasing the market price of our common stock and could delay, deter or prevent a change in control of our company. Our board of directors does not presently have any plans to issue shares of preferred stock.

Limitations on Directors’ Liability

Our governing documents limit the liability of, and provide for us to indemnify, our directors to the fullest extent permitted by the Delaware General Corporation Law, or the DGCL. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of fiduciary duty. This limitation is generally unavailable for acts or omissions by a director (i) which were not in good faith, (ii) which were the result of intentional misconduct or a knowing violation of law, (iii) from which the director derived an improper personal benefit (such as a financial profit or other advantage to which the director was not legally entitled) or (iv) which breached the director’s duty of loyalty. The DGCL also prohibits limitations on director liability under Section 174 of the DGCL, which relates to certain unlawful dividend declarations and stock repurchases. The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. A more detailed description of the indemnification provisions against liability arising under the Securities Act relating to the Company’s directors, officers and controlling persons is set forth in Part II, Item 15 of the registration statement of which this prospectus forms a part and is incorporated herein by reference.

We maintain insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers. We have also entered into indemnification agreements with our directors and executive officers.

Forum Selection Clause

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware); in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. See “Risk Factors—Our certificate of incorporation includes a forum selection clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us” in our Annual Report on Form 10-K incorporated by reference in this Prospectus.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have an Anti-Takeover Effect

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer with the concurrence of a majority of the board of directors. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Any amendment to our certificate of incorporation requires the affirmative vote of at least 66 2/3% of the voting power of all shares of our common stock then outstanding. Our certificate of incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal our bylaws and that our stockholders may only amend our bylaws with the approval of at least 66 2/3% of the voting power of all shares of our common stock then outstanding.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. The members of each class serve for a three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation provides that the number of directors will be fixed from time to time pursuant to a resolution adopted by the board of directors, but must consist of not less than three or more than 15 directors.

Removal of Directors

Our certificate of incorporation and bylaws provide that (i) prior to the date on which Lone Star and its affiliates cease to beneficially own, in aggregate, at least a majority of the voting power of all outstanding shares entitled to vote generally in the election of directors, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) on and after the date Lone Star and its affiliates cease to beneficially own, in aggregate, at least a majority of the voting power of all outstanding shares entitled to vote generally in the election of directors, directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our certificate of incorporation and bylaws also provide that any newly created directorships and any vacancies on our board of directors will be filled only by the affirmative vote of the majority of remaining directors; provided that so long as Lone Star and its affiliates own at least a majority of the voting power of all outstanding shares entitled to vote generally in the election of directors, the positions can only be filled by our stockholders.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws preclude stockholder action by written consent after the date on which Lone Star and its affiliates cease to beneficially own, in the aggregate, at least a majority of the voting power of all outstanding shares of our stock entitled to vote generally in the election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our organizational documents include provisions that eliminate, to the extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our organizational documents also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the New York Stock Exchange, or NYSE, listing requirements require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. No assurances can be given that our shares will remain so listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. As discussed above, our board of directors has the ability to issue preferred stock with voting rights or other preferences, without stockholder approval. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Corporate Opportunities and Transactions with Lone Star

In recognition that principals, members, directors, managers, partners, stockholders, officers, employees and other representatives of Lone Star and its affiliates (other than us) and affiliated investment funds, referred to as the Lone Star entities, may serve as our directors or officers, and that the Lone Star entities may engage in similar activities or lines of business that we do, our certificate of incorporation provides for the allocation of certain corporate opportunities between us and the Lone Star entities. Specifically, none of the Lone Star entities or any principal, member, director, manager, partner, stockholder, officer, employee or other representative of the Lone

Star entities has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any Lone Star entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in the corporate opportunity, and the Lone Star entity will not have any duty to communicate or offer the corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if a director or officer of our company who is also a principal, member, director, manager, partner, stockholder, officer, employee or other representative of any Lone Star entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and a Lone Star entity, we will not have any expectancy in the corporate opportunity unless the corporate opportunity is expressly offered to the person solely in his or her capacity as a director or officer of our company.

In recognition that we may engage in material business transactions with the Lone Star entities, from which we are expected to benefit, our certificate of incorporation provides that any of our directors or officers who are also principals, members, directors, managers, partners, stockholders, officers, employees and other representatives of any Lone Star entity will have fully satisfied and fulfilled his or her fiduciary duty to us and our stockholders with respect to such transaction, if:

•	the transaction was approved, after being made aware of the material facts of the relationship between each of us or one of our subsidiaries and the Lone Star entity and the material terms and facts of the transaction, by (1) an affirmative vote of a majority of the members of our board of directors who do not have a material financial interest in the transaction, known as disinterested persons, or (2) an affirmative vote of a majority of the members of a committee of our board of directors consisting of members who are disinterested persons; or

•	the transaction was fair to us at the time we entered into the transaction; or

•	the transaction was approved by an affirmative vote of the holders of a majority of shares of our common stock entitled to vote, excluding the Lone Star entities and any holder who has a material financial interest in the transaction.

By becoming a stockholder in our company, you will be deemed to have received notice of and consented to these provisions of our certificate of incorporation.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

Our common stock is listed on the NYSE under the symbol “CBPX.”

SELLING STOCKHOLDER

We entered into a registration rights agreement with Lone Star in connection with our initial public offering. The terms of the registration rights agreement include provisions for demand registration rights and piggyback registration rights in favor of Lone Star. The registration rights agreement does not provide for the payment of any consideration by us to Lone Star if a registration statement for the resale of shares of common stock held by Lone Star is not declared effective or if the effectiveness is not maintained. The registration statement of which this prospectus forms a part was filed in connection with a demand for registration by Lone Star under the registration rights agreement.

The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares offered hereunder before selling them. The shares offered by this prospectus may be offered from time to time by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes the selling stockholder listed below, and any donee, pledgee, transferee or other successor in interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale related transfer. The selling stockholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares since the date on which the information in the table is presented. Information about the selling stockholder may change over time.

The following table sets forth the name of the selling stockholder, the number of shares of our common stock and the percentage of our common stock beneficially owned by the selling stockholder prior to this offering, the number of shares that may be offered under this prospectus by the selling stockholder, and the number of shares of our common stock and the percentage of our common stock to be beneficially owned by the selling stockholder after completion of this offering, assuming that all shares offered hereunder are sold as contemplated herein. The number of shares in the column “Maximum Number of Shares That May Be Offered” represents all of the shares that the selling stockholder may offer under this prospectus.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that the stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

	Shares Beneficially Owned Prior to this Offering		Maximum Number of Shares That May Be Offered	Shares Beneficially Owned After this Offering (assuming the sale of all shares that may be sold hereunder)
Name	Shares of Common Stock	Percentage of Total Outstanding Common Stock(1)		Shares of Common Stock	Percentage of Total Outstanding Common Stock(1)
LSF8 Gypsum Holdings, L.P.(2)(3)	22,489,250	51.0%	22,489,250	0	0%

(1)	Based on 44,124,000 shares of common stock outstanding as of March 2, 2015.
(2)	LSF8 Gypsum Holdings, L.P., a Delaware limited partnership is controlled by LSF VIII International Finance, L.P., a Bermuda limited partnership, which is controlled by its general partner, Lone Star Partners VIII, L.P., a Bermuda limited partnership, which is controlled by its general partner Lone Star Management Co. VIII, Ltd., a Bermuda exempted limited company, which is controlled by its sole owner (shareholder) John P. Grayken. The address for all of these persons, other than LSF VIII International Finance, L.P., Lone Star Partners VIII, L.P., Lone Star Management Co. VIII, Ltd. and Mr. Grayken, is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204. The address for LSF VIII International Finance, L.P., Lone Star Partners VIII, L.P. and Lone Star Management Co. VIII, Ltd. is Washington Mall, Suite 304, Third Floor, 7 Reid Street, Hamilton HM 11, Bermuda. The address for Mr. Grayken is Pyrford Court, Pyrford Common Road, Woking, Surrey, GU22 8UB, England, United Kingdom.
(3)	Messrs. Bradley P. Boggess, Samuel D. Loughlin, Kyle S. Volluz, and Grant Wilbeck, each of whom is a member of our board of directors, each owns interests in entities which own indirect non-controlling interests in LSF8 Gypsum Holdings, L.P.’s parent company and, therefore, each expressly disclaims any beneficial ownership of interests in LSF8 Gypsum Holdings, L.P. or our common stock owned by LSF8 Gypsum Holdings, L.P.

PLAN OF DISTRIBUTION

The selling stockholder may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling stockholder of the securities. See “Use of Proceeds.” We will pay all costs, expenses and fees in connection with the registration of the shares of common stock, including fees of our counsel and accountants, fees payable to the SEC and fees of counsel to the selling stockholder. The selling stockholder will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

The selling stockholder may sell the shares of common stock covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the shares of common stock covered by this prospectus is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any option under which underwriters may purchase additional shares of common stock from the selling stockholder, any discounts, commissions, concessions and other items constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. The selling stockholder may also be deemed to be an underwriter, and any discounts and commissions it receives and any profit it realizes on the sale of the common stock may be deemed to be underwriting commissions under the Securities Act.

The selling stockholder may enter into derivative transactions with third parties, or sell shares of common stock to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of common stock pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares of common stock received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase shares of common stock under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us and the selling stockholder, to indemnification by us and the selling stockholder against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Certain underwriters, agents or dealers or their affiliates may have provided from time to time, and may provide in the future, investment, commercial banking, derivatives and financial advisory services to the Company, the selling stockholder and their respective affiliates in the ordinary course of business, for which they have received or may receive customary fees and commissions.

Some of the shares of common stock covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 incorporated by reference herein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

4,500,000 Shares

Continental Building Products, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Credit Suisse

March 14, 2016